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                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.




                                   FORM 8-K

                                CURRENT REPORT




                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




               Date of Report (Date of earliest event reported)
                               December 9, 1994




                              ENSERCH Corporation
            (Exact name of Registrant as specified in its charter)




     Texas                       1-3183                   75-0399066
(State or other               (Commission              (I.R.S. Employer
jurisdiction of               File Number)            Identification No.)
 incorporation)




ENSERCH Center, 300 S. St. Paul, Dallas, Texas                         75201
   (Address of principal executive offices)                         (Zip Code)





Registrant's telephone number, including Area Code:               214-651-8700


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ITEM 5.  Other Events

      A. Set forth below in its entirety is a news release issued by ENSERCH Corporation on December 9, 1994:

      ENSERCH EXPLORATION PARTNERS, LTD.
      TO BECOME ENSERCH EXPLORATION, INC.

            DALLAS, TEXAS (December 9, 1994) -- ENSERCH
      Corporation announces that Securities and Exchange Commission clearance has been obtained in order to proceed with a reorganization of Enserch Exploration Partners, Ltd. (NYSE-EP) into a new corporation, Enserch Exploration, Inc., which will be concluded on December 30, 1994. Under the reorganization, registered EP unitholders will receive one share in the new company for each unit owned. A prospectus/information statement is being mailed to EP unitholders regarding the reorganization.

            Enserch Exploration, Inc. will trade on the New York
      Stock Exchange under the symbol "EEX."

            ENSERCH will relieve EP of its intracompany indebtedness of approximately $395 million. As a result, the new company will have no long-term debt. Certain equipment lease arrangements on two offshore projects will remain as long-term obligations.

            "Converting the partnership to a corporation brings distinct advantages for EP's unitholders," said David W. Biegler, chairman and president, chief executive officer of ENSERCH. "As we increase the minority interest ownership in the new corporation, investors will have access to a more liquid market for their shares.

            "Furthermore, it will provide the new company with greater access to capital markets to create growth. It will also eliminate the complexities of tax reporting for the unitholders," Biegler added.

            It is estimated that the reorganization will result in the reduction of ENSERCH Corporation's deferred tax liability by approximately $55 million, which reflects the expectation of paying less in federal income taxes in the future than would have been paid if the reorganization had not occurred.

            ENSERCH Corporation is an integrated natural-gas company.

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                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    ENSERCH Corporation



Date:  December 12, 1994            By:    /s/ Jerry W. Pinkerton
                                                     Jerry W. Pinkerton
                                               Vice President and Controller,
                                                  Chief Accounting Officer